NEWS RELEASE


                     BIOPHAN COMPLETES ACQUISITION OF AMRIS,
                     MRI TECHNOLOGY COMPANY BASED IN GERMANY

          TRANSACTION ENRICHES BIOPHAN'S INTELLECTUAL PROPERTY PORTFOLIO,
                   ESTABLISHES EXPANDED EUROPEAN MARKET PRESENCE

ROCHESTER, N.Y.--February 25, 2005--Biophan Technologies, Inc. (OTCBB:BIPH), a developer of next-generation biomedical technology, today announced completion of the acquisition of a majority interest in AMRIS GmbH, bringing Biophan exclusive access to key patents in Magnetic Resonance Imaging (MRI) technology and a world renowned scientific staff. AMRIS, a leading innovator in MRI-safe and image-compatible medical devices and technology solutions, possesses a suite of technology patents that enable effective MRI imaging of a range of important medical devices, including stents and other vascular implants.

The newly-acquired AMRIS will be renamed Biophan-Europe, and will serve as Biophan's chief European marketing and research presence. AMRIS subsidiary, MRC Corporation, was included in the acquisition. The principals and personnel from AMRIS and its MRC subsidiary bring existing contractual and consulting agreements with many of the world's leading biomedical device and MRI machine manufacturers. As a result, the acquisition significantly expands Biophan's international technology and business relationships in the European medical device industry and the worldwide scientific community.

"This is a significant acquisition on many fronts for Biophan," said Michael Weiner, CEO of Biophan. "It brings us a strong combination of both world renowned scientific and medical personnel, and critical technology and patents that will enhance the adaptation of our MRI-related solutions. Additionally, the increased access to MRI testing capabilities will support our growing base of customers wishing to adapt their devices for MRI safety and MRI visualization, while providing new revenue sources to Biophan."

The acquisition enriches Biophan's intellectual property portfolio with exclusive licenses to fifteen issued and pending U.S. and International patents covering imaging of medical devices such as stents, vena cava filters, and other vascular implants.

One of the main benefits this transaction brings Biophan is the newly established relationship with Dr. Michael Friebe, and partner Dr. Andreas Melzer, M.D., Research Physician, Surgeon, and Chief Research Officer of AMRIS. Dr. Friebe is an internationally respected scientist and entrepreneur who has specialized in MRI-related physics and companies. Dr. Melzer is a professor of applied biomedical engineering, and a prolific innovator in the field, who has co-invented more than 30 patents and has authored over 150 publications.

"We are extremely excited that we have found a partner who is equally committed to the MRI technology and who provides complementary technologies, products, and markets," commented Dr. Friebe.

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Dr. Friebe will lead Biophan-Europe, and will join Biophan's board of directors.
Dr. Melzer will join the Biophan Scientific Advisory Board, and will lead many of Biophan's research and development projects.

Included in the transaction's technology portfolio are patents for covering a stent with a fine wire mesh, a proprietary process that can make stents of certain metals, such as Nitinol, visible under MRI. Today's stents have problems imaging within the stent structure, where potential restenosis (blockage), can occur. This transaction gives Biophan control of the three preferred solutions to stent visibility: 1) AMRIS' resonant circuit technology; 2) Biophan's thin-film nanomagnetic particle coating solution; and 3) Biophan's anti-antenna solution. Each of these three solutions is covered by issued U.S. patents and pending international patents. Biophan now controls multiple patents for solutions that make vena cava filters and other vascular implants imageable under MRI.

"Our solutions allow the non-invasive, MRI-based, imaging of these devices which today can only be accomplished through more complicated invasive procedures," said Mr. Weiner. "We believe these approaches will become an important part of the rapidly growing worldwide market for stents and vascular implants. Biophan's strategy, strengthened by the acquisition of AMRIS, is to offer our customers the broadest possible set of alternative solutions to making devices safe and visible. Our business is both to improve medical devices to benefit patients, and to provide our customers with competitive advantages," said Mr. Weiner.

About AMRIS GmbH

AMRIS is a developer of active MRI systems for enhanced visualization and therapy in the MRI environment. Among the company technologies are advanced MRI-compatible and active endovascular stents, filters, valves, occluders, and catheters. AMRIS is also the holder of two issued U.S. patents and multiple pending U.S. and European patents. The company is based in Castrop-Rauxel and Gelsenkirchen, Germany. More information can be found at www.amris.de


About Biophan Technologies

Biophan develops and markets cutting-edge technologies designed to make biomedical devices safe and compatible with the magnetic resonance imaging (MRI) environment. The Company develops enabling technologies for implanted medical systems such as pacemakers and interventional surgical devices such as catheters, guidewires, stents, and other implants to allow them to be safely and effectively imaged under MRI. The technology is also being used to create MRI contrast agents, and has expanded to include other applications, such as drug delivery and power systems derived from body heat. Four Biophan technologies include advances in nanotechnology and thin film coatings. Committed to growth through innovation and developmental leadership, Biophan and its licensors now hold a total of 108 U.S. patents, licenses, or applications. This total includes 32 issued U.S. patents, 8 recently-allowed applications that will issue as patents in the near future, and 68 pending applications at various stages of examination at the U.S. Patent and Trademark Office, plus international applications. The patents cover areas including nanotechnology (nanomagnetic particle coatings), radio frequency filters, polymer composites, thermoelectric materials for batteries generating power from body heat, and photonics. Biophan has joint development arrangements with Boston Scientific (NYSE: BSX - News) and NASA's Ames Center for Nanotechnology. Biophan's goal is to make all biomedical devices capable of safely and successfully working with MRI, and delivering other technologies which will improve quality of life. For more information, please visit www.biophan.com.

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Cautionary Statement Regarding Forward-Looking Statements

Certain statements included in this press release may constitute forward-looking statements. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors including, but not limited to: the development of Biophan's MRI technologies; the approval of Biophan's patent applications; the successful implementation of Biophan's research and development programs; the acceptance by the market of Biophan's products; competition and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in Biophan's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with Biophan's periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and Biophan undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.


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Contact:
     Biophan Technologies, Inc.
     Carolyn Hotchkiss, 585-214-2407
     or
     Press Interviews:
     Jennifer Gould, 212-843-8037